QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 3.2
POWER OF ATTORNEY

    The undersigned, Robert C. Warren, Jr., has made, constituted and appointed, and by these presents does make, constitute and appoint, Jack B. Schwartz his true and lawful attorney-in-fact and agent, for him and in his name, place and stead to execute, acknowledge, deliver and file any and all filings required by Section 13 and Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, including, but not limited to, Schedules 13D, hereby ratifying and confirming all that said attorney-in-fact and agent may do or cause to be done by virtue hereof.

    The validity of this Power of Attorney shall not be affected in any manner by reason of the execution, at any time, of other powers of attorney by the undersigned in favor of persons other than the attorney-in-fact named herein.

    EXECUTED this 22 day of August, 2001, by Robert C. Warren, Jr.

/s/ ROBERT C. WARREN, JR.
STATE OF OREGON	)
COUNTY OF MULTNOMAH	)

Subscribed and sworn to before me this 22 day of August, 2001.

Robin K. Peterson Notary Public My Commission expires: December 4, 2004

QuickLinks

EXHIBIT 3.2 POWER OF ATTORNEY